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                                                                     EXHIBIT 4.3

                              QUALMARK CORPORATION
                     AGREEMENT AND PLAN OF RECAPITALIZATION

         THIS AGREEMENT AND PLAN OF RECAPITALIZATION ("Agreement") is entered into on the 27th day of March, 2002, by and between QualMark Corporation, a Colorado corporation ("Company") and The Roser Partnership III, SBIC, LP, a Colorado limited partnership ("Shareholder") (collectively referred to as the "Parties").

         WHEREAS, on March 11, 2002, the Company entered into a binding agreement with Shareholder pursuant to which it agreed to issue 1,000 shares of Series C Convertible Preferred Stock, no par value, to Shareholder for a purchase price of $1,000 per share (the "Investment"); and

         WHEREAS, as a condition to the Investment, the Company agreed to provide for the exchange of each share of Series A Convertible Preferred Stock of the Company (the "Series A Preferred") held by Shareholder for one share of a new series of convertible preferred stock of the Company (the "Series B Preferred"); and

         WHEREAS, Shareholder holds all issued and outstanding shares of the Company's Series A Preferred; and

         WHEREAS, the Company has executed and filed with the Colorado Secretary of State a Certificate of Designation of Series B Convertible Preferred Stock;

         NOW, THEREFORE, the Parties agree as follows:

         1. Recapitalization Exchange. On March 27, 2002, Shareholder will exchange 571,013 shares of the Series A Preferred, representing all issued and outstanding shares of this series (including all payment in kind dividends payable or accrued under its terms) for 571,013 shares of the Series B Preferred. At the time of this exchange, Shareholder will receive a stock certificate evidencing its ownership of the Series B Preferred. Upon the exchange of the Series A Preferred for the Series B Preferred, all shares of the Series A Preferred shall be cancelled and shall revert to the status of authorized, but unissued shares of undesignated preferred stock, all dividends shall cease to accrue and all rights of the Shareholder under the terms of the Series A Preferred shall cease. Shareholder agrees that the number of shares set forth in this paragraph accurately and properly reflects the number of shares to which it is entitled.

         2. Authorization. On March 26, 2002, the Board of Directors of the Company adopted a resolution by written consent in lieu of a meeting duly authorizing this Agreement, the issuance of the Series B Preferred in exchange for the Series A Preferred, and reserving sufficient shares of Common Stock for issuance upon conversion of the Series B Preferred, a copy of which is attached hereto as Exhibit A.



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         3. Reorganization Treatment. The Parties intend that the exchange contemplated under this Agreement shall qualify as a tax-deferred "reorganization," as such term is defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. This Agreement shall constitute a "plan of reorganization," as such term is defined in the Treasury Regulations promulgated under Section 368 of the Code. Each of the Parties hereby agrees to take all actions that are reasonably necessary to treat the exchange contemplated under this Agreement as a tax-deferred "reorganization," including making any filings with the Internal Revenue Service reflecting such treatment.

         4. Counterparts. This Agreement may be executed in counterparts, all of which when taken together shall be deemed a single, fully executed and delivered document. This Agreement may be executed by facsimile and any Party's signature so transmitted shall be deemed to have the effect as an original signature.

         5. Authority. The Parties hereto each hereby represents to the other Party that all necessary corporate or partnership action necessary for the authorization of this Agreement and the performance of the obligations hereunder has been taken. This Agreement, when executed by the Parties hereto, will be valid and binding obligations of the Parties enforceable against the Parties in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and general principles of equity that restrict the availability of equitable remedies.

         6. Further Actions. The Parties hereto each hereby agrees to take all such further actions as are reasonably necessary to fulfill the purposes and intentions of the Parties hereto with respect to this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above.




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QUALMARK CORPORATION
A Colorado corporation



By:
      -----------------------------------------
         Charles Johnston, President


THE ROSER PARTNERSHIP III, SBIC, LP,
  A Colorado limited partnership
    By: Roser Ventures, SBIC, LLC
    Its: General Partner

By:
      -----------------------------------------
         Alan T. Valenti, Treasurer



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